Exhibit 99.1

AVAX Technologies, Inc.	Contact:
OTCMarket: AVXT.OB	Dr. David Berd
For Immediate Release	Chief Medical Officer
(215) 241-9760

AVAX Presents Results of a Dose-Response Study of MVax® at

American Society of Clinical Oncology (ASCO)

-Positive data establish basis for dosing in the Company’s phase III registration study-

Philadelphia, PA, June 3, 2008 - AVAX Technologies, Inc. (OTC Market: AVXT.OB) presented the results of its phase I-II trial of MVax®, its autologous, hapten-modified melanoma vaccine, at the annual meeting of the American Society for Clinical Oncology (ASCO) at a poster session held Sunday, June 1.

The presentation, entitled, “Dose-response study of a cryopreserved, autologous, hapten-modified melanoma vaccine (MVax®),” analyzed the safety and immunological efficacy of MVax in 82 patients with Stage III or IV metastatic melanoma. Patients were blindly assigned to one of four dosage groups: 5 million, 2.5 million, 0.5 million or zero (control arm) melanoma cells per dose. In all groups MVax was administered according to a previously defined optimum treatment schedule. The immunological endpoint was the development of delayed-type hypersensitivity (DTH) to autologous, hapten-modified melanoma cells. DTH is a measure of immunity, which AVAX believes is a surrogate marker of MVax’s efficacy. All eligible patients had negative DTH prior to MVax administration.

Using a Simon, two-stage analysis the high dose arm (5 million cells) was effective: 23/30 patients developed positive DTH to autologous, DNP-modified melanoma cells and 9/25 to autologous, unmodified melanoma cells. These proportions of positive responses were statistically indistinguishable from the DTH response rate observed in previous studies of MVax conducted at Thomas Jefferson University. In contrast, the zero and medium doses were ineffective, and the low dose was borderline. Moreover, a plot of the dose of MVax administered versus the intensity of the DTH response induced showed a strong correlation: the higher the dose, the larger the DTH.

“This study provides critical information about the lower end of the MVax dose-response curve,” commented David Berd, Chief Medical Officer of AVAX. “It allows us to rationally set the dose for phase III, which is 8 to 20 million cells. In addition, it forms a bridge to previous studies of MVax that were performed in more than 400 patients at Jefferson over the past 15 years.”

As expected, MVax had an excellent safety profile. Adverse events were identical to what was observed in previous trials and no serious adverse events related to MVAX were observed.

MVax® Phase III Registration Study – MVALDI trial

AVAX’s ongoing Phase III Registration, MVALDI trial examines survival and anti-tumor response rate using modified response evaluation criteria in solid tumors (modified RECIST criteria) in Stage IV melanoma patients with soft tissue or lung metastasis. The Phase III registration trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for MVax® and in agreement with the FDA the company will be eligible to file for accelerated approval of MVax® based upon achieving a response rate endpoint. The double blind, randomized trial is expected to enroll up to 387 patients to be accrued over a period of 24 months. Patients are randomized on a two to one basis to the treatment arm or control arm, respectively. The treatment arm consists of MVax followed by a regimen of low dose IL-2; the control arm consists of placebo vaccine followed by low dose IL-2. Both treatment and control arms include BCG and low dose cyclophosphamide.

MVax® in Metastatic Melanoma

In a phase 2 clinical study published in the International Journal of Cancer, MVax® induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper published by Dr. Michal Lotem in the British Journal of Cancer (British Journal of Cancer 2004, 90 773-780) patients treated with their DNP modified tumor cells, using manufacturing techniques similar to MVax®, followed by administration of low dose interleukin-2, achieved a response rate of 35%. These results were confirmed in a subsequent study conducted by the same investigator that showed a 32% response rate, including 13% complete responses and 19% partial responses.

MVax® in Stage III Melanoma

MVax® was the subject of a publication in the Journal of Clinical Oncology that discussed 214 Stage III melanoma patients that were treated with a regimen of MVax® post surgery. No patients were lost to follow-up and they were split between Stage IIIb & Stage IIIc melanoma. All patients on study had completed follow-up and the reported five-year survival rate was 45%. This compares to five-year survival published in similar patient populations who underwent surgery alone of 22%. In addition, the data showed a significant correlation between survival and delayed-type hypersensitivity (DTH) responsiveness to patients’ unmodified tumor cells (P<.001). The journal commissioned an editorial on the publication. In a separate study of a similar patient population using a DNP-modified tumor cell vaccine (British Journal of Cancer 2002 May 20; 86(10): 1534-9), Lotem also showed a positive relationship between survival and DTH to melanoma cells.

About Melanoma

Cancer of the skin is the most common of cancers while melanoma accounts for approximately 3% of skin cancer cases. According to the SEER CanQuest Database and the American Cancer Society, in the U.S. for 2007 it is estimated there will be 59,940 new cases of melanoma with an expected number of deaths from melanoma of 8,110. The estimated prevalence of melanoma in the U.S. in 2007 is 396,242 cases.

Further information on the Clinical Study

To obtain further information on the phase III clinical study, please visit www.clinicaltrials.gov and look up MVax or use study identifier NCT00477906. Additionally, the study has been assigned eudraCT number 2007-004406-26 by the EMEA. You may also contact Dr. David Berd or Ellen Bloome, RN at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, PA 19130 (215) 241-9760.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

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Certain statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. These statements include, but are not limited to, the Company’s immediate need to obtain additional funding to continue to finance the Company, the Company’s plans, objectives, projections, expectations and intentions such as those relating to the future development of MVax, and the business uncertainties arising from the Company’s manufacturing activities at its Lyon, France facility and the logistical issues and risks relating to shipping biologics from the U.S. and other countries to France and the vaccine from France to patients in the U.S. and other countries. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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